Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Avnet, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-184871 on Form S-3 and Nos. 33-64765, 333-17271, 333-45267, 333-45735, 333-55806, 333-112057, 333-112062, 333-112063, 333-140903, 333-171291 and 333-177787 on Form S-8 of Avnet, Inc. of our report dated August 9, 2013, with respect to the consolidated balance sheets of Avnet, Inc. and subsidiaries as of June 29, 2013 and June 30, 2012, and related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 29, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of June 29, 2013 which report appears in the June 29, 2013 annual report on Form 10-K of Avnet, Inc.

/s/ KPMG LLP

Phoenix, Arizona
August 9, 2013